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EXHIBIT 99.1

July 29, 2004

Dow Reports Record Sales
for Second Quarter of 2004

Second Quarter of 2004 Highlights

•
Sales were $9.8 billion, 19 percent higher than the second quarter of 2003 and a new quarterly record, reflecting an 11 percent increase in volume and an 8 percent increase in price.

•
Net income of $685 million was 74 percent higher than the same period last year.

•
Earnings per share were $0.72, a 67 percent improvement compared with the $0.43 per share reported for the same quarter in 2003.

•
Purchased feedstock and energy costs rose more than $600 million compared with the second quarter of 2003, continuing to exert margin pressure.

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except for per share amounts)
	2004	2003	2004	2003
Net Sales	$9,844	$8,242	$19,153	$16,323
Net Income	$685	$393	$1,154	$469
Earnings Per Common Share	$0.72	$0.43	$1.22	$0.51

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) reported record sales of $9.8 billion for the second quarter of 2004, 19 percent higher than the same period in 2003. Net income rose 74 percent to $685 million, and earnings per share were $0.72, an increase of 67 percent compared with $0.43 per share for the same quarter last year.

Volume improved significantly with increases in all operating segments, except for Hydrocarbons and Energy, and across all geographic areas, with particularly strong growth in Asia Pacific and Latin America. Overall volume improved 11 percent, compared with the second quarter of 2003, while prices also strengthened—up 8 percent overall, with improvement in all segments and geographic areas.

During the quarter the Company recorded a net pretax gain from restructuring of $20 million—equivalent to $0.01 per share. This included gains of $563 million from asset divestitures associated with the formation of two new joint ventures, MEGlobal and Equipolymers. These were largely offset by restructuring charges totaling $543 million. (See "Supplemental Information" at the end of this release for additional information regarding these items.)

"Improving global economic conditions generated significant volume increases this quarter," said J. Pedro Reinhard, executive vice president and chief financial officer. "Dow saw further steep rises in feedstock and energy costs—which climbed 21 percent, or more than $600 million compared with the same period in 2003. But improving industry fundamentals allowed for broad-based price increases, leading to modest margin expansion. Favorable business results, combined with a strong performance by Dow's joint ventures, led to a significant improvement in earnings."

In the Performance Plastics segment, sales increased 20 percent with strong growth across all businesses. Volume rose 17 percent, with gains in excess of 25 percent in both Latin America and Asia Pacific, while price increased 3 percent. Thermoset Systems continued to deliver solid results, with a double-digit increase in volume driven by the rising demand for coatings and appliances. Epoxy Products and Intermediates also reported substantial volume growth in all geographic areas and across most products, reflecting improved demand for electrical laminates and coatings. EBIT* for the Performance Plastics segment was $268 million, an increase of 64 percent compared with the same quarter of 2003.

Sales in Performance Chemicals increased 16 percent, with volume up 12 percent and price up 4 percent compared with the same period in 2003. Acrylics and Oxide Derivatives reported a rise in sales of more than 30 percent, compared with the second quarter last year, partially due to the successful integration of the acrylates business acquired from Celanese in February this year. Strong volume improvements were seen in a number of businesses, including UCAR Emulsion Systems and Methocel cellulose ethers, spurred by healthy demand from the construction sector. Performance Chemicals reported EBIT of $113 million for the quarter, which included the negative impact of $89 million in charges for restructuring-related activities. Excluding these charges, EBIT improved 9 percent compared with the second quarter of 2003.

The Agricultural Sciences segment recorded an all-time quarterly sales record of more than $1 billion, an increase of 11 percent compared with the second quarter of 2003. Reflecting improved agricultural industry conditions worldwide, volume grew in all geographic areas, up 9 percent overall compared with the same period last year. Price rose 2 percent year over year. In the herbicide portfolio, fluroxypyr saw exceptional volume growth with the launch of a new formulation in the United States, while favorable weather conditions in Europe resulted in increased sales of several cereal herbicides. Insecticide growth was led by spinosad insect control products. EBIT of $271 million was a new record for the Agricultural Sciences segment and was 16 percent higher than the same period last year.

Plastics sales increased 24 percent, compared with second quarter last year, due to a volume increase of 14 percent and a price increase of 10 percent. Polyethylene demand increased significantly across all geographic areas, while price improvements kept pace with rising feedstock costs. Polystyrene sales were strong, with the business reporting double-digit increases in both volume and price compared with the second quarter of 2003. However, margins were compressed due principally to the sharp rise in benzene costs during the quarter. EBIT for the Plastics segment was $399 million, which included a positive impact of $124 million from asset divestitures associated with the formation of Equipolymers. Excluding the gain from these divestitures, EBIT was 73 percent higher than the second quarter of 2003.

Chemicals sales rose 31 percent compared with the same quarter in 2003, with volume up 17 percent and price up 14 percent. The improvement was led by ethylene glycol, which reported greater than 30 percent increases in both volume and price compared with the same period last year. Caustic soda demand improved in most geographic areas. Although caustic soda prices were down year over year, pricing momentum turned favorable late in the quarter. Industry fundamentals continued to improve for vinyl chloride monomer, driven by strong demand for polyvinyl chloride in both North America and Europe. The Chemicals segment reported EBIT for the quarter of $726 million, which included a positive impact of $439 million from asset divestitures associated with the formation of MEGlobal. Excluding the gain from these divestitures, EBIT was up 184 percent compared with the same period last year.

"The global economic recovery that began in the second half of 2003 appears to be firmly established, and Dow is seeing continued improvement in industry supply/demand balances in many product areas. But high and volatile feedstock and energy costs continue to be a source of uncertainty and, thus far, have prevented margins from reaching reinvestment levels," said Reinhard. "Moving forward, therefore, Dow will maintain a sharp focus on controlling costs, improving productivity and restoring margins. The Company is well-positioned to benefit from stronger global economic conditions and improving industry fundamentals, and expects to see financial performance improve through the remainder of 2004 compared with last year."

* Earnings before interest, income taxes and minority interests ("EBIT"). Reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided following the Operating Segments and Geographic Areas table.

Upcoming Webcast:

•
Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EDT on www.dow.com.

About Dow

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Restructuring Activities

In the second quarter of 2004, the Company recorded a net pretax gain from restructuring of $20 million—equivalent to $0.01 per share. This included gains of $563 million from asset divestitures associated with the formation of two new joint ventures, MEGlobal and Equipolymers. For MEGlobal, the gain was $439 million and was reflected in the Chemicals segment. For Equipolymers, the gain was $124 million and was reflected in the Plastics segment. These gains were partially offset by charges for asset impairments totaling $99 million related to the future sale or shutdown of facilities. Of this amount, $89 million was reflected in the Performance Chemicals segment and $10 million was reflected in Unallocated and Other. The Company also recorded a charge of $148 million, reflected in Unallocated and Other, in recognition of a liability associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture. Also in the second quarter of 2004, the Company recorded employee-related restructuring charges of $296 million, reflected in Unallocated and Other.

The following table summarizes the impact of restructuring activities in the second quarter of 2004:

Impact of Restructuring Activities	Three Months Ended June 30, 2004
In millions, except per share amounts	Pretax Impact(1)	Impact on Net Income(2)	Impact on EPS(3)
Gains on divestitures of assets related to formation of MEGlobal and Equipolymers JVs	$563	$379	$0.40
Asset impairments	(99)	(69)	(0.08)
Recognition of liability related to Cargill Dow loan guarantee	(148)	(93)	(0.10)
Employee-related restructuring charges	(296)	(200)	(0.21)

Total	$20	$17	$0.01

(1)
Impact on "Income before Income Taxes and Minority Interests"
(2)
Impact on "Net Income Available for Common Stockholders"
(3)
Impact on "Earnings per common share—diluted"

THE DOW CHEMICAL COMPANY—2Q04 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net Sales	$9,844	$8,242	$19,153	$16,323

Cost of sales	8,345	6,970	16,252	14,133
Research and development expenses	262	246	513	483
Selling, general and administrative expenses	347	354	710	709
Amortization of intangibles	16	15	45	30
Restructuring net gain (Note B)	20	—	20	—
Equity in earnings of nonconsolidated affiliates	254	90	394	129
Sundry income (expense) — net	13	52	(15)	46
Interest income	21	18	39	38
Interest expense and amortization of debt discount	182	207	368	422

Income before Income Taxes and Minority Interests	1,000	610	1,703	759

Provision for income taxes	284	186	488	233
Minority interests' share in income	31	31	61	48

Income before Cumulative Effect of Change in Accounting Principle	685	393	1,154	478

Cumulative effect of change in accounting principle (Note C)	—	—	—	(9)

Net Income Available for Common Stockholders	$685	$393	$1,154	$469

Share Data
Earnings before cumulative effect of change in accounting principle per common share — basic	$0.73	$0.43	$1.23	$0.52
Earnings per common share — basic	$0.73	$0.43	$1.23	$0.51
Earnings before cumulative effect of change in accounting principle per common share — diluted	$0.72	$0.43	$1.22	$0.52
Earnings per common share — diluted	$0.72	$0.43	$1.22	$0.51
Common stock dividends declared per share of common stock	$0.335	$0.335	$0.67	$0.67
Weighted-average common shares outstanding — basic	938.0	917.3	934.9	916.0
Weighted-average common shares outstanding — diluted	947.9	921.9	945.8	921.8

Depreciation	$458	$426	$920	$859

Capital Expenditures	$329	$272	$530	$495

Notes to the Consolidated Financial Statements:

Note A:
The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the second quarter of 2004, the Company recorded a net pretax gain of $20 million related to restructuring activities. The net gain included gains totaling $563 million related to the divestiures of assets in conjunction with the formation of two new joint ventures, MEGlobal and Equipolymers; substantially offset by asset impairments of $99 million related to the future sale or shutdown of facilities; the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC, a 50:50 joint venture; and employee-related restructuring charges of $296 million. The employee-related restructuring charges included severance of $225 million and curtailment costs of $71 million associated with Dow's defined benefit plans, and were the result of decisions management made in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures.
Note C:	On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	June 30, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and cash equivalents	$2,294	$2,392
Marketable securities and interest-bearing deposits	43	42
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2004: $120; 2003: $118)	4,472	3,574
Other	2,110	2,246
Inventories	4,360	4,050
Deferred income tax assets — current	299	698

Total current assets	13,578	13,002

Investments
Investment in nonconsolidated affiliates	2,242	1,878
Other investments	2,006	1,971
Noncurrent receivables	213	230

Total investments	4,461	4,079

Property
Property	40,271	40,812
Less accumulated depreciation	26,723	26,595

Net property	13,548	14,217

Other Assets
Goodwill	3,150	3,226
Other intangible assets (net of accumulated amortization — 2004: $443; 2003: $406)	562	579
Deferred income tax assets — noncurrent	4,287	4,113
Asbestos-related insurance receivables — noncurrent	1,086	1,176
Deferred charges and other assets	1,512	1,499

Total other assets	10,597	10,593

Total Assets	$42,184	$41,891

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$240	$258
Long-term debt due within one year	104	1,088
Accounts payable:
Trade	3,068	2,843
Other	2,328	2,041
Income taxes payable	236	212
Deferred income tax liabilities — current	245	241
Dividends payable	336	331
Accrued and other current liabilities	2,343	2,520

Total current liabilities	8,900	9,534

Long-Term Debt	12,241	11,763

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	1,125	1,124
Pension and other postretirement benefits — noncurrent	3,620	3,572
Asbestos-related liabilities — noncurrent	1,696	1,791
Other noncurrent obligations	3,299	3,556

Total other noncurrent liabilities	9,740	10,043

Minority Interest in Subsidiaries	405	376

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	83	8
Unearned ESOP shares	(27)	(30)
Retained earnings	10,519	9,994
Accumulated other comprehensive loss	(1,726)	(1,491)
Treasury stock at cost	(1,404)	(1,759)

Net stockholders' equity	9,898	9,175

Total Liabilities and Stockholders' Equity	$42,184	$41,891

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Six Months Ended
In millions (Unaudited)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Operating segment sales
Performance Plastics	$2,294	$1,908	$4,458	$3,755
Performance Chemicals	1,624	1,404	3,200	2,775
Agricultural Sciences	1,029	927	1,953	1,695
Plastics	2,325	1,877	4,559	3,851
Chemicals	1,370	1,048	2,646	2,097
Hydrocarbons and Energy	1,127	985	2,186	1,944
Unallocated and Other	75	93	151	206

Total	$9,844	$8,242	$19,153	$16,323

Operating segment EBIT(1)
Performance Plastics	$268	$163	$459	$299
Performance Chemicals	113	185	255	307
Agricultural Sciences	271	233	502	363
Plastics	399	159	706	296
Chemicals	726	101	899	135
Hydrocarbons and Energy	—	8	(1)	(13)
Unallocated and Other	(616)	(50)	(788)	(244)

Total	$1,161	$799	$2,032	$1,143

Geographic area sales
United States	$3,771	$3,395	$7,242	$6,498
Europe	3,451	2,873	6,899	5,870
Rest of World	2,622	1,974	5,012	3,955

Total	$9,844	$8,242	$19,153	$16,323

(1)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:

		Three Months Ended		Six Months Ended
		June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
EBIT		$1,161	$799	$2,032	$1,143
+	Interest income	21	18	39	38
-	Interest expense and amortization of debt discount	182	207	368	422
-	Provision for income taxes	284	186	488	233
-	Minority interests' share in income	31	31	61	48
+	Cumulative effect of change in accounting principle	—	—	—	(9)

Net Income Available for Common Stockholders		$685	$393	$1,154	$469

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	17%	3%	20%	14%	5%	19%
Performance Chemicals	12%	4%	16%	10%	5%	15%
Agricultural Sciences	9%	2%	11%	12%	3%	15%
Plastics	14%	10%	24%	7%	11%	18%
Chemicals	17%	14%	31%	13%	13%	26%
Hydrocarbons and Energy	(8)%	22%	14%	(1)%	13%	12%

Total	11%	8%	19%	9%	8%	17%

Geographic areas
United States	6%	5%	11%	6%	5%	11%
Europe	9%	11%	20%	7%	11%	18%
Rest of World	23%	10%	33%	17%	10%	27%

Total	11%	8%	19%	9%	8%	17%

End of Dow Chemical 2Q04 Earnings Release

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